Exhibit 10 (a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 7 to Registration Statement No. 333-80061 of Merrill Lynch Global Financial Services Fund, Inc. (the “Fund”) on Form N-1A of our reports dated November 12, 2004 for the Fund and for Global Financial Services Portfolio of Global Financial Services Master Trust, both appearing in the September 30, 2004 Annual Report of the Fund, which is incorporated by reference in the Statement of Additional Information which is part of this Registration Statement. We also consent to the reference to us under the caption “Financial Highlights” in the Prospectus, which is also part of this Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

January 26, 2005